SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-A/A
AMENDMENT NO. 11 TO REGISTRATION STATEMENT ON
FORM 8-A (FILE No. 0-25566)
ASML Holding N.V.
(Exact name of Registrant as specified in its Charter)

The Netherlands	None
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)
De Run 6501, 5504 DR Veldhoven, The Netherlands
(Address of principal executive office)

If this form relates to the registration of a class of securities pursuant to Section 12 (b) of the Exchange Act and is effective pursuant to General Instruction A. (c), please check the following box.   X
If this form relates to the registration of a class of securities pursuant to Section 12 (g) of the Exchange Act and is effective pursuant to General Instruction A. (d), please check the following box. ___
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Ordinary Shares, nominal value Euro 0.09 per share	Nasdaq Global Select Market
(Title of Class)	NYSE Euronext Amsterdam N.V.
Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered
The securities to be registered hereby are the ordinary shares, nominal value Euro 0.09 per share (the “Ordinary Shares”), of ASML Holding N.V. (the “Company”). On May 29, 2007, June 6, 2007 and July 17, 2007, the Supervisory Board, the Board of Management and the Extraordinary General Meeting of Shareholders of the Company, respectively, approved amendments to the Company’s articles of association in connection with the repayment of Euro 2.04 per Ordinary Share and the 8 for 9 consolidation of all outstanding ordinary shares of the Company effective September 28, 2007.
The amendments increased the Company’s authorized share capital to Euro 126,000,200 and reduced the number of authorized Ordinary Shares to 700,000,000. In addition, the amendments added a class of ordinary shares with a nominal value of Euro 0.01 per share and authorized the issuance of 10,000 of such shares. The amendments also increased the number of authorized preference shares, nominal value Euro 0.02 per share (the “Preference Shares”), to 3,150,005,000, and authorized the Management Board, subject to the approval of the Supervisory Board, to issue Preference Shares and to grant rights for Preference Shares for a period of eighteen months commencing September 28, 2007.
The amendments also changed the method of counting shareholder votes to address the differing nominal values of the Ordinary Shares, ordinary shares with a nominal value of Euro 0.01 per share and Preference Shares. Under the amended articles of association, the number of votes a shareholder has is equal to the multiple of one eurocent included in the aggregate nominal value of the shares held by such shareholder.
The amendments also set forth the rights of holders of fractional shares (the “Fractional Shares”). Fractional Shares may be converted, at the shareholder’s request made before December 31, 2007, into ordinary shares with a nominal value of Euro 0.01 per share. Where a shareholder holds nine Fractional Shares, Fractional Shares will be automatically converted into one Ordinary Share.
These amendments became effective on September 28, 2007. An unofficial English translation of the Amended and Restated Articles of Association, dated September 28, 2007, is set forth in Exhibit 1.1 hereto.
Item 2. Exhibits

1.1	Unofficial English Translation of the Amended and Restated Articles of Association, dated September 28, 2007.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized.

ASML Holding N.V. (Registrant)
Date: November 2, 2007	By:	/s/ Peter T.F.M. Wennink
Peter T.F.M. Wennink
Executive Vice President Chief Financial Officer

Exhibit Index

Exhibit	Description
1.1	Unofficial English Translation of the Amended and Restated Articles of Association, dated September 28, 2007

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